April 27, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (317) 808-6794

Mr. Matthew A. Cohoat
Executive Vice President and Chief Financial Officer
Duke Realty Corporation
600 East 96th Street
Suite 100
Indianapolis, IN  46240

Re:	Duke Realty Limited Partnership
Form 10-K for the year ended December 31, 2004
File No. 000-20625

Dear Mr. Cohoat:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Linda van Doorn
Senior Assistant Chief Accountant

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Hewitt Associates, Inc.
December 28, 2004
Page 1